FUND PARTICIPATION AGREEMENT

This Agreement, dated as of February 8, 2012, is made by and among Nationwide Financial Services, Inc., on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively, "Nationwide"); the current and any future Nationwide segregated asset accounts as applicable ("Variable Accounts"); DFA Investment Dimensions Group Inc. (the "Company"), on behalf of the portfolios (the "Funds") listed on Exhibit B; Dimensional Fund Advisors LP, the Funds' investment adviser (the "Advisor"); and DFA Securities LLC ("DFAS"), the Company's distributor.

RECITALS

WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively "Variable Products") through its Variable Accounts; and

WHEREAS, Nationwide also provides administrative and/or recordkeeping services for the Variable Products and in all other respects provides operational support in connection with the offering and maintenance of the Variable Products; and

WHEREAS, Nationwide, the Company, the Advisor and DFAS mutually desire the Funds to be included as investment options in the Variable Products; and

WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Funds; and

WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and

NOW THEREFORE, Nationwide, the Company, the Advisor and DFAS, in consideration of the undertaking described herein, agree that the Funds will be made available as investment options in the Variable Products offered by Nationwide, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law. Nationwide represents that its life insurance companies have been duly organized and are in good standing under applicable state law. Nationwide agrees to maintain reasonable errors and omissions insurance coverage commensurate with Nationwide's responsibilities under this Agreement.

Nationwide represents and warrants that its life insurance subsidiaries, Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company, are life insurance companies within the meaning of Section 816(a) of the Internal Revenue Code of 1986, as amended (the "Code"), duly organized and in good standing under applicable law, and that they have legally and validly established each Variable Account prior to any issuance or sale thereof as a segregated asset account under applicable state insurance law, and that they have, and will maintain, the capacity to issue all Variable Products that may be sold; and that they are properly licensed, qualified and in good standing to sell the Variable Products in all jurisdictions where Nationwide does business.

Nationwide represents and warrants that the Variable Products will be issued and sold in compliance, in all material respects, with all applicable federal and state laws, and that the sale of the Variable Products shall comply in all material respects with state insurance suitability requirements. Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940, as amended ("1940 Act"), unless excluded from registration based on Section 3(c) (1) or 3(c) (7) of the 1940 Act, or any other applicable exemption.

Nationwide represents that it will amend the registration statements under the Securities Act of 1933, as amended (the "1933 Act") , and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt or excluded. Nationwide will also seek to have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will be offered.

Nationwide represents that the annuity contracts and/or life insurance policies are designed to be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Code. Nationwide will maintain such treatment, and will promptly notify the Company and the Advisor upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that such annuity contracts or life insurance policies might not be so treated in the future.

Nationwide represents that it has policies and procedures in effect with respect to the processing and transmission of orders to purchase and redeem Fund shares reasonably designed to monitor and prevent orders received after the close of trading, generally 4:00 p.m. Eastern Time, on the New York Stock Exchange ("Close of Trading"), on any Business Day from being aggregated and communicated to the Advisor and the Company (or their designated transfer agent) with orders received before Close of Trading (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder).

Nationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices. Nationwide's policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable). The Company acknowledges that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund shares hereunder, which may differ from the criteria set forth in the Funds' Prospectus(es) and Statement of Additional Information ("SAl").

Nationwide acknowledges that (i) it has entered into a Rule 22c-2 Agreement, dated April 16, 2007, as amended (the "Rule 22c-2 Agreement"), pursuant to which Nationwide has agreed to provide the Company (or its designee), upon written request, certain information contemplated by Rule 22c-2 under the 1940 Act, and (ii) the Rule 22c-2 Agreement shall govern the Variable Accounts' investments in the Funds, as contemplated by this Agreement. Nationwide will cooperate with the Company in furnishing information as provided in the Rule 22c-2 Agreement and will assist the Company in taking action to deter possible market timing and other trading activities in violation of the Company's policies and procedures, including restricting or prohibiting further purchases or exchanges of Fund shares as provided in the Rule 22c-2 Agreement.

Nationwide represents that it will conduct its activities hereunder in conformity with all applicable federal and state laws and regulations.

REPRESENTATIONS BY THE COMPANY

The Company represents that it is duly organized and validly existing under applicable state law. The Company represents that the shares of each Fund are duly authorized for issuance in accordance with applicable law, that the Company is registered as an open-end management investment company under the 1940 Act, and the Company will maintain its registration as an investment company under the 1940 Act.

The Company represents that it has registered its shares to be sold to the Variable Accounts under the 1933 Act. The Company will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Company will register and qualify the shares of the Funds for sale in accordance with the laws of various states only if, and to the extent, deemed advisable by the Company or DFAS. The Company will notify Nationwide if any shares are not qualified in a particular state.

Each Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall make every effort to maintain such qualification. The Company shall promptly notify Nationwide upon having a reasonable basis for believing that a Fund has ceased to so qualify, or that the Fund may not qualify as such in the future.

The Company has policies and procedures in effect that are in material compliance with applicable rules and regulations relating to frequent purchases and redemptions. These polices are disclosed in the Company's prospectus(es) and such policies, as disclosed, will be uniformly and consistently applied to all shareholders, unless otherwise disclosed in the Company's prospectus(es) or as set forth in such policies.

The Funds represent that any insurance Funds utilized in the Variable Products currently comply with the diversification requirements pursuant to Section 817(h) of the Code and the Treasury Regulations promulgated thereunder, that such Funds will make every reasonable effort to maintain the Funds' compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Fund's prospectus. The Funds will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply. The Funds shall make every reasonable effort to remedy any failure to comply with Section 817(h) within the time frame set forth by Section 817(h) and the Treasury Regulations promulgated thereunder.

DFAS, as the distributor of the Funds, represents that it (i) is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"), (iii) serves as principal underwriter/distributor of the Funds, and (iv) will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

The Advisor, as the investment adviser to the Funds, represents that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws and that it will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

JOINT REPRESENTATIONS

The parties agree to limit, and not facilitate, a contract owner's participation in a Fund's investment process in contravention of the following, which the parties represent and warrant to each other to be true with respect to each Fund: (1) there is not, and there will not be, any arrangement, plan, contract or agreement between the Advisor (or a subadviser) and a contract owner regarding the availability of the Fund as an investment option of a Variable Account under the contract, or the specific assets to be held by the Fund or a fund in which the Fund may invest its assets; (2) other than a contract owner's ability to allocate contract premiums and transfer amounts in the Nationwide Variable Account to and from Nationwide's Variable Account corresponding to the Fund, all investment decisions concerning the Fund will be made by the Advisor, any subadviser(s) and the Company's Board of Directors (the "Board") in their sole and absolute discretion; (3) the percentage of the Fund's assets invested in a particular Fund will not be fixed in advance of any contract owner's investment and will be subject to change by the Advisor or a subadviser at any time without notice; (4) a contract owner cannot, and will not be able to, direct the Fund's investment in any particular asset or recommend a particular investment or investment strategy; (5) there is not, and will not be, any agreement or plan between the Advisor or a subadviser and a contract owner regarding a particular investment of the Fund; (6) a contract owner cannot, and will not be able to, communicate directly or indirectly with the Advisor or a subadviser concerning the selection, quality or rate of return on any specific investment or group of investments held by the Fund; (7) a contract owner does not have, and will not have, any current knowledge of the Fund's specific assets other than as may be required to be presented in periodic reports to the Fund's shareholders; (8) a contract owner does not have, and will not have, any legal, equitable, direct or indirect ownership interest in any of the assets of the Fund; and (9) a contract owner only has, and only will have, a contractual claim against the insurance company offering the contract to receive cash from the insurance company under the terms of the contract owner's contract.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading on each Business Day. A "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund's most recent prospectus and SAI. Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf. The parties to this Agreement agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

ADMINISTRATIVE SERVICES

Nationwide, at its own expense, shall provide the services set forth in Exhibit D to this Agreement.

VOTING

For so long as and to the extent that the Securities and Exchange Commission (the "SEC") continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute all proxy material furnished by the Company (provided that such material is received by Nationwide or its designated agent at least ten (10) Business Days prior to the date scheduled for mailing to contract owners) and shall vote Fund shares in accordance with instructions received from the contract owners who have interests in such Fund shares. Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner's qualified retirement plan document, if applicable. Nationwide will calculate voting privileges in accordance with applicable law. Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

The Company shall cause any third party vendor providing services on behalf of the Company, with regard to proxy material, to sign a confidentiality agreement that includes reasonable nondisclosure provisions.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account's acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order. Nationwide shall promptly provide the Company with copies of any contract or policy owners' complaints that are material to the Funds.

Upon written request, Nationwide will provide to the Company at least one complete copy of all offering materials describing the Company, the Funds and the Contracts offering the Funds, including application and investment election forms, solicitations for voting instructions, sales literature and any other promotional materials, and all amendments to any of the above, that relate to the Funds.

DOCUMENTS PROVIDED BY THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance reported all at Nationwide's account level. In the event electronic access cannot be provided, the Company shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance all at Nationwide's account level.

The Fund, at its expense, shall promptly provide the Company or its designee with the Fund's current prospectuses and supplements thereto, statements of additional information and supplements thereto, and most recent annual and semi-annual reports in a print-ready PDF, or an electronic copy in a format suitable for printing and posting on Nationwide's website.

MARKETING AND SALES MATERIALS

Except with the written consent of the Advisor, the Company or DFAS, as appropriate, Nationwide shall not make any oral or written material representations concerning the Advisor, DFAS, the Company or the Funds, other than the information or representations contained in: (a) a registration statement or prospectus for the Fund, as amended or supplemented from time to time; or (b) published reports or statements of the Fund which are in the public domain or are approved by the Fund.

Except with the written consent of Nationwide, the Advisor, DFAS, or the Company shall not make any material representations concerning Nationwide, other than the information or representations contained in: (a) a registration statement or offering memoranda for the Variable Products, as amended or supplemented from time to time; or (b) published reports or statements of the Variable Products or the Variable Accounts which are in the public domain or are approved by Nationwide.

EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Funds under this Agreement shall be paid by the Company and/or the Funds.

Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt, and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Company and/or the Funds are responsible for the expenses of the cost of the registration of the Funds' shares, or preparation of the Funds' prospectus(es), SATs, proxy materials, reports and the preparation of other related statements and notices required by law ("Fund Materials") for distribution in reasonable quantities to contract owners, except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for distributing Fund prospectuses and semi-annual and annual reports to Nationwide's existing contract owners. For Nationwide's annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses and Nationwide's mailing of semi-annual and annual reports, the Company will provide updated Fund prospectuses and semi-annual and annual reports for mailing to contract owners as required by applicable law at Nationwide's expense.

FUND SUBSTITUTION

If a party desires to remove a Fund from a Variable Product, whomever initiates the removal will pay reasonable expenses incurred by the other party as a result of removing such Fund as an available investment option. The parties shall use commercially reasonable effort to provide advance notice of their election to remove a Fund from a Variable Product or from Exhibit B of this Agreement. The Company acknowledges that

Nationwide may need to seek the approval of the SEC under Section 26 (c) of the 1940 Act for any fund substitution.

MIXED AND SHARED FUNDING

The Company represents that it has obtained a mixed and shared funding order from the SEC under Section 6(c) of the 1940 Act, dated March 12, 2002 (File No. 812-12760)(the "Order"). As set forth in the Notice of the Company's application (the "Application") for the Order, Nationwide agrees to report any potential or existing conflicts promptly to the Board of Trustees of the Fund (the "Board"), and in particular whenever voting instructions of contract owners are disregarded, and upon written request by the Company, provide the Company with written notification that Nationwide is not aware of any conflict, if that is the case. Nationwide recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under applicable law and the Application and the Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised.

If a majority of the Board, or a majority of the Directors who are not "interested persons" (as such term is defined in the 1940 Act)(the "Disinterested Board Members"), determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all insurance companies participating in the Fund ("Participating Companies"). If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict Such necessary action may include, but shall not be limited to:

(a)
Withdrawing the assets allocable to some or all of the Variable Accounts from any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Fund, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners; and/or

(b)	Establishing a new registered investment company or a managed separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may be required, at the Board's election, to withdraw the Variable Accounts' investment in a Fund.

For the purpose of this Section, a majority of the Disinterested Board Members shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Fund be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this Section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict.

PRIVACY AND CONFIDENTIALITY

Confidentiality Obligation_ Each party shall hold the Confidential Information of the other parties in strict confidence. Each of the parties warrants to the other parties that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement (except with respect to disclosures to such party's auditors, legal advisers and other service providers that reasonably require such information to perform duties in connection herewith so long as the parties have a confidentiality agreement in place with said auditors, legal advisers and service providers); nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other parties' Confidential Information and

Customer Information with reasonable care, which shall not be less than the degree of care that such party would use for its own such information.

Confidential Information. For purposes of this Section and the next, "Confidential Information" means any data or information regarding proprietary information, information identified as Confidential, or information that a reasonable business person would understand to be confidential. This includes, but is not limited to, the customer information of each party.

Customer Information. For purposes of this Section, "Customer Information" means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act. In the event Confidential Information includes Customer Information, the Customer Information clause controls.

Confidential Information does not include information that: (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the receiving party shall notify the disclosing party of such receipt (if permitted to do so under applicable laws or regulations) and tender to it the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) any fees payable, or no fees payable, to Nationwide for performing certain administrative services.

Unauthorized Disclosure. The Receiving Party shall promptly notify the Disclosing Party, and provide the details, of any unauthorized possession or use of the Disclosing Party's Confidential Information. The parties understand and agree, the Receiving Party shall be liable, and there shall be no cap on liability, for damages arising out of breaches of confidentiality involving breaches of data that lead to the release or misuse of data pertaining to the Disclosing Party.

Data Disposition. Upon the Disclosing Party's written request, the Receiving Party shall promptly return all documents and other media containing Confidential Information. Any information that cannot feasibly be returned shall be purged, deleted or destroyed. The Receiving Party shall have an obligation to safeguard all other information.

SECURITY

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information (in electronic and paper format) that are in accordance with reasonable policies in these regards, and provide reasonably appropriate safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective. Further, each of the Company and DFAS agrees that it will comply with the USA PATRIOT Act as applicable and effective.

DISCLOSURE

Each party may disclose that it has entered into this arrangement.

INDEMNIFICATION

Nationwide agrees to indemnify, defend and hold harmless the Company, the Funds, the Advisor and DFAS and each of their officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls the Company and/or Funds within the meaning of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this Section) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses) (except in all cases, excluding consequential or special damages) (collectively the "Losses"), to which the Indemnified Parties may become subject to when such Losses result from a breach by Nationwide of a material provision of this Agreement. Nationwide will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, gross negligence, willful misfeasance or misconduct of the Company or Fund in performing its obligations under this Agreement. Nationwide further agrees to indemnify and hold harmless the Indemnified Parties related to the Variable Products (issued by Nationwide) that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, or supplement for the Variable Products, or arise out of, or as a result of, statements or representations or wrongful conduct of Nationwide, or persons under its control, with respect to the sale or distribution of the Variable Products or the shares of the Funds. Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement was made in reliance upon and in conformity with information furnished to Nationwide by or on behalf of the Company, DFAS, the Funds or the Advisor.

The Company, the Funds, the Advisor, and DFAS agree to indemnify, defend and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this Section) against any and all Losses, to which the Indemnified Parties may become subject to when such Losses result from a breach by the Company and/or Funds of a material provision of this Agreement. The Company, the Funds, the Advisor and/or DFAS will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company, the Funds, the Advisor and DFAS shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, gross negligence, willful misfeasance or misconduct of Nationwide in performing its obligations under this Agreement. The Company, the Funds, the Advisor and DFAS further agree to indemnify and hold harmless the Indemnified Parties related to the acquisition of the Funds' shares that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus(es), or supplement for the Funds, or arise out of, or as a result of, statements or representations or wrongful conduct of the Company, the Advisor or DFAS, or persons under their control, with respect to the sale or distribution of the shares of the Funds (it is understood that the persons who are involved in the sale or distribution of the Variable Products are not under the control of DFAS, the Advisor or the Company).

Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement was made in reliance upon and in conformity with information furnished to the Company, DFAS, the Funds, or the Advisor by or on behalf of Nationwide.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section. In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof; unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of NewYork.

To the extent they are applicable, this Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations and interpretations by the staff of the SEC thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and any applicable FINRA regulations or interpretations by the staff of the SEC, and the terms hereof shall be interpreted and construed in accordance therewith.

COOPERATION

Each party shall cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, FINRA, and any applicable insurance, securities, and other regulator of competent jurisdiction), and shall permit such authorities reasonable access to its books and records as required by applicable law in connection with any investigation or inquiry relating to this Agreement.

Each party hereto grants to the other parties the right to audit its records relating to the terms and conditions of this Agreement upon reasonable notice, and at the requesting party's expense, during regular business hours in order to confirm compliance with this Agreement.

TERMINATION

This Agreement shall terminate with regard to the availability of shares of one or more Funds as underlying investment options:

(a)	at the option of Nationwide or the Company by any party with or without cause on upon at least 60 days advance written notice to the other;

(b)	notwithstanding any other provision of this Agreement, the Company, the Advisor or DFAS may terminate this Agreement for cause on not less than thirty (30) days' prior written notice to Nationwide, unless Nationwide has cured such cause within thirty (30) days of receiving such notice, for any material breach by Nationwide of any representation, warranty, covenant or obligation hereunder;

(c)
notwithstanding any other provision of this Agreement, Nationwide may terminate this Agreement for cause on not less than thirty (30) days' prior written notice to the Company, the Advisor, and DFAS, unless the Company, the Advisor, or DFAS, as appropriate, has cured such cause within thirty (30) days of receiving such notice, for any material breach by the Company, the Advisor, or DFAS of any representation, warranty, covenant or obligation hereunder;

(d)
notwithstanding any other provision of this Agreement, Nationwide may terminate this Agreement by written notice to the Company and DFAS with respect to any Fund based upon Nationwide's determination that shares of such Fund are not reasonably available to meet the requirements of the contracts;

(e)
notwithstanding any other provision of this Agreement, Nationwide may terminate this Agreement by written notice to the Company, the Advisor and DFAS, if Nationwide shall determine, in its sole judgment, exercised in good faith, that any of the Company, the Advisor or DFAS has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

(f)
notwithstanding any other provision of this Agreement, the Company, the Advisor, or DFAS may terminate this Agreement by written notice to Nationwide, if any one or all shall determine, in their sole judgment, exercised in good faith, that Nationwide has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(g)
notwithstanding any other provision of this Agreement, any party may terminate this Agreement for cause on not less than thirty (30) days' prior written notice to all other parties, unless any of the other parties has cured such cause within thirty (30) days of receiving such notice, for any one of the following reasons:

1)	change in control of any party or such party's ultimate controlling person; however, a change in the name of the party will not constitute a change in control;

2)	a material change in, or other material revision to, the contracts or the prospectus(es) of the Funds, which material change or revision is not acceptable to any of the other parties; or

3)
any action taken by federal, state or other regulatory authorities of competent jurisdiction which, in the reasonable judgment of any of the parties, either (i) materially and adversely alters the terms, advantages and/or benefits of the contracts to current or prospective purchasers; or (ii) materially or adversely alters the terms or conditions of such party's participation in the subject matter of this Agreement.

Notwithstanding any of the foregoing provisions of this section ("Termination"), this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares. Each party shall continue for so long as any contracts remain outstanding to perform such of its duties hereunder as necessary to ensure that the representations under the heading "REPRESENTATIONS" above remain true and correct as are necessary to ensure the continued tax status thereof and the payment of benefits thereunder, with respect to a Fund.

NOTICE

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

Nationwide Financial Services, Inc.

One Nationwide Plaza, 1-12-101
Columbus, Ohio 43215
Attention:

DFA Investment Dimensions Group Inc.
Dimensional Fund Advisors LP

DFA Securities LLC
6300 Bee Cave Road, Building One
Austin, Texas 78746
Attention:

Any party may change its address by notifying the other party(ies) in writing. Notices will be deemed given upon dispatch.

ENTIRE AGREEMENT

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement. The parties acknowledge that Nationwide and the Company have entered into the Rule 22c-2 Agreement.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other parties a party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.

WAIVER OF AGREEMENT

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced. Any party's failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party.

SURVIVABILITY

Sections "Representations," "Privacy/Confidentiality," "Indemnification," and "Trademarks" hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

FORCE MAJEURE

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

NO THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, no provisions of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.

EXECUTION

Each party hereby represents and warrants to the other parties that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms. Except as particularly set forth herein, no party assumes any responsibility hereunder and will not be liable to the other parties for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

______________________________________________________
By:

Name:
Title:

DFA INVESTMENT DIMENSIONS GROUP INC.

_____________________________________________________
By:

Name:
Title:

DIMENSIONAL FUND ADVISORS LP
    By: DIMENSIONAL HOLDINGS INC., General Partner

________________________________________________________
By:

Name:

                         Title:

DFA SECURITIES LLC

_________________________________________________________
By:

Name:
                         Title:

EXHIBIT A

SUBSIDIARY LIFE INSURANCE COMPANIES

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

EXHIBIT B

FUNDS

    All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below:

VA US Targeted Value Portfolio

VA US Large Value Portfolio

VA International Value Portfolio

VA International Small Portfolio

VA Short-Term Fixed Portfolio

VA Global Bond Portfolio

EXHIBIT C

FUND/SERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

    The purchase, redemption and settlement of shares of a Fund ("Shares") will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service ("DCCS") Processing Procedures below and the applicable rules and procedures of the National Securities Clearing Corporation ("NSCC") shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide. In the event of equipment failure or technical malfunctions or the parties' inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties' mutual consent to use manual processing, the Manual Processing Procedures below will apply.

    It is understood and agreed that, in the context of Section 22 of the Investment Company Act of 1940, as amended (the "1940 Act") , and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission ("SEC Staff'), receipt by Nationwide of any orders from the contract owner prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such orders solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as set forth below. Each order shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such order.

1.	Sales of Shares/Procedures
1.1	Shares of the respective Funds shall be sold by the Company through its agent DFAS, and purchased by Nationwide for the appropriate subaccount of each Variable Account, at the net asset value next computed after receipt by the Fund or its designee of each order of the Contract Owners, in accordance with the provisions of this Agreement, the then current prospectus(es) of the Funds, and the Variable Products.
	1.1(a)	Transmission of Instructions For each Fund and for each Variable Account maintained by Nationwide with such Fund, Nationwide shall transmit to NSCC (which shall forward the information to the transfer agent of the Fund), no more than 10 aggregate purchase orders as follows:
		(i)	5 purchase orders for the Variable Accounts expressed in dollars (sent via NSCC's DCC&S System); and
		(ii)	5 purchase orders for the Variable Accounts expressed in shares (sent via NSCC's DCC&S System); and
and no more than 10 aggregate redemption orders as follows:

(i)	5 redemption orders for the Variable Accounts expressed in dollars (sent via NSCC's DCC&S System); and

(ii)	5 redemption orders for the Variable Accounts expressed in shares (sent via NSCC's DCC&S System);

each of which reflects the aggregated effect of all purchases and all redemptions of shares of the Fund in such categories, based upon instructions from each Variable Account (collectively, "Instructions") received prior to the Close of Trading on a given Business Day ("Trade Date"). "Close of Trading" shall mean 4:00 p.m. Eastern Time on a Business Day or such other time as the net asset value of a Fund is calculated, as disclosed in the then current prospectus(es) of such Fund.

On any given Business Day, Nationwide shall accept orders in proper form from a Contract Owner up to the Close of Trading, but in no event shall Nationwide accept orders that have been received by Nationwide after the Close of Trading on such Business Day. Instructions received in proper form by Nationwide after the Close of Trading on any Business Day shall be treated as if accepted on the next following Business Day. Each transmission of Instructions by Nationwide will constitute a representation that all purchase and redemption orders from the Contract Owners were received by Nationwide prior to 4:00 p.m. Eastern Time or the close of the NYSE, whichever is earlier, on the Business Day on which the purchase or redemption orders are received, in accordance with Rule 22c-1 under the 1940 Act.

1.1(b) Transmission Deadlines for the Accounts The transmission of orders for the Variable Accounts will be accepted by the Fund only if provided through NSCC's DCC&S System in the file delivered to the Fund or its transfer agent prior to 6:30 a.m. Eastern Time (currently NSCC Cycle 8) on the next Business Day following the Trade Date. "Business Day," for the purposes of this Section 1.1(b)-(c), shall also include any day on which the NSCC's DCC&S System is open to transmit and settle orders, even if the NYSE is closed for trading on such day. Any information delivered to the Fund after such 6:30 a.m. Eastern Time file is received will be rejected by the Fund or its transfer agent, subject to the Fund's sole discretion to accept any trade.

The manual trading alternative has been mutually agreed upon by the parties to be used infrequently.

In the event that NSCC systems are not functioning on a given Business Day, due to equipment failure, technical malfunctions or the inability to otherwise perform transactions through NSCC by Nationwide due to its systems failure, Nationwide may transmit

Instructions to the Fund, its transfer agent or as otherwise directed by the Fund or the Adviser via facsimile by 8:30 a.m. Eastern Time on the next Business Day following the Trade Date; provided however, Nationwide will notify the Fund and the Advisor as soon as practicable following the transmission of such Instructions via a mutually agreed upon electronic method. However, this paragraph will not be applicable to Instructions which have already been entered via NSCC but not received by the Fund or its transfer agent. Nationwide must notify the Fund of the existence of any such Instructions, and the Fund and its transfer agent will use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner. Notwithstanding the foregoing, on a limited basis, Nationwide may transmit instructions until 9:00 a.m. Eastern Time via NSCC Cycles 9 through 12 on the next Business Day following the Trade Date for corrections to Instructions already submitted for contingency purposes.

1.1(c) Settlement Aggregated purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.

In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, Nationwide shall wire payment, or arrange for payment to be wired by Nationwide's designated bank, in immediately available funds, to the Fund's custodial account at the Fund's custodian; and (2) for net redemption Instructions, the Fund or its transfer agent shall wire payment, or arrange for payment to be wired, in immediately available fimds, to an account designated by Nationwide in writing. Wires from Nationwide must be received no later than the close of the Federal Reserve Wire Transfer System on the next day on which the Federal Reserve Wire Transfer System is open.

In the event that the total redemption order for any one Business Day shall exceed dollar limits set for a Fund by the Company, such Fund shall have the option of (i) settling the redemption outside of Fund/SERV, if necessary as determined in the discretion of the Fund, at any time within seven (7) days after receipt of the redemption order, in accordance with provisions of the 1940 Act, or (ii) in any other manner provided for in the Fund's then current prospectus(es) and statement of additional information.

Nothing herein shall prevent the Company, on behalf of a Fund, from delaying or suspending the right of purchase or redemption in accordance with the provisions of the 1940 Act and the rules thereunder. The Company will not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds; Nationwide alone will be responsible for such action.

1.1(d) Errors Nationwide shall be solely responsible for the accuracy of any Instruction transmitted to the Fund or its transfer agent via NSCC systems or otherwise, and the transmission of such Instruction shall constitute Nationwide's representation to the Fund that the Instruction is accurate, complete and duly authorized by the Variable Accounts that are purchasing or redeeming shares of the Fund. Nationwide shall assume responsibility for any loss to the Company, the Funds or their transfer agent caused by a cancellation or correction made subsequent to the date as of which an Instruction has been placed, and Nationwide will immediately pay such loss to the Advisor, the Company or such Fund(s) upon notification.

Each party shall notify the other parties of any errors or omissions in any information and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible.

In the event of an error in the computation of a Fund's net asset value per share, the Company will follow its then current policy adopted for the sale and distribution of shares of the Fund regarding appropriate error correction strmdards. Any gain to Nationwide or a Variable Account attributable to the incorrect calculation or reporting of a Fund's daily net asset value shall be immediately returned to the Fund. Nationwide agrees to make commercially reasonable efforts to recover from the Variable Account(s) any material losses incurred by the Advisor, the Company or the Funds as a result of the foregoing.

Nationwide shall maintain a record of the total number of shares of the Funds which are so purchased, based on information provided by the Company or its designee to Nationwide, and shall reconcile with the Company on a periodic basis the number of shares of each Fund attributable to each Variable Account. If an order to purchase shares of a Fund must be canceled due to nonpayment, Nationwide will be responsible for any loss incurred by the Company or the Fund arising out of such cancellation.

1.2          The Company will redeem the shares of the Funds when requested on behalf of Nationwide or the corresponding subaccount of the applicable Variable Account at the net asset value next computed after receipt by the Company or its designee of each request for redemption, in accordance with the provisions of this Agreement, the then current prospectus(es) of the Funds, the statement of additional information of the Fund and the Variable Products; provided, however, if any conflicts exist among any such documents, then the terms of the Fund's ;current prospectus(es) describing the Funds and the statement of additional information describing the Funds shall control.

Nationwide shall apply any net redemption proceeds received by it in accordance with the applicable Variable Products. Nationwide shall not process or effect any redemptions with respect to shares of any Fund after receipt by Nationwide of notification of suspension of the determination of the net asset value of such Fund. The Board of Directors of the Fund ("Directors") may refuse to sell shares of any Fund to any person, including Nationwide with respect to the Variable Accounts, or suspend or terminate the offering of shares of such Fund, if such action is required by law or by regulatory authorities having jurisdiction, or is deemed by the Directors, in their sole discretion, acting in good faith and in light of the Directors' duties under federal and any applicable state laws, necessary in the best interests of shareholders of the Fund.

1.3          Nationwide agrees to purchase and redeem the shares of each Fund in accordance with the provisions of this Agreement and the then current prospectus(es) of the Funds. Except as necessary to implement transactions initiated by Contract Owners, or as otherwise may be required by applicable U.S. federal laws or regulations with respect to maintaining the Variable Products' status under the Code, Nationwide shall not redeem shares of the Funds attributable to the Variable Products.

1.4Issuance and transfer of shares of the Funds will be by book-entry only.  Stock certificates will not be issued to Nationwide or to the applicable Variable Accounts. Shares purchased from the Company will be recorded in appropriate book-entry titles for the Variable Accounts by the Company or its designee.

1.5          Nationwide will receive pricing and dividend rate and capital gain distribution rate infoimation and payments through the NSCC System. Nationwide hereby elects to receive all such dividends and distributions as are payable on shares of a Fund in additional shares of that Fund. The Company shall notify Nationwide or its delegates of the number of shares of the Funds so issued as payment of such dividends and distributions.

Nationwide shall maintain a record of the number of shares of the Funds held by the Variable Accounts on behalf of each Contract Owner, and Nationwide shall maintain appropriate records of Contract Owner information.

Nationwide shall investigate all inquiries from Contract Owner relating to their interests in the Variable Accounts and the Funds, and shall respond to all communications from Contract Owners and other persons having an interest in the Variable Products relating to Nationwide's duties hereunder.

EXHIBIT D
ADMINISTRATIVE SERVICES
1.    In connection with the Agreement, Nationwide Financial Services, Inc. ("NFS") or its designee agrees to provide certain services (the "Services") for the contract owners of the Variable Products who choose the Funds as underlying investment options. Such Services will include the following:

    (a)    Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners. NFS will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of NFS (or its designee) as record owner of Fund shares owned by contract owners.

    (b)    Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

    (c)    Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of Fund shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.

    (d)    Supporting and responding to service inquiries from contract owners.

    (e)    Maintaining and preserving all records required by law to be maintained and preserved in connection with providing Services for contract owners.

    (f)    Generating written confirmations and quarterly statements to contract owners/participants.

    (g)    Distributing to contract owners, to the extent required by applicable law, Funds' prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

    (h)    Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.

2.    The Services set forth above and the terms of this Exhibit D will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Participation Agreement, and in such event, no notice is required hereunder.

3.    Each of the parties hereto acknowledges and agrees that the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

4.    Each of the parties to this Agreement acknowledges and agrees that there will be no fees paid to NFS by the Company, the Advisor, or DFAS pursuant to the Agreement for Services that NFS or its designee provides to the owners of the Variable Products.